                                                                    EXHIBIT 4(d)

                                                    Optionee: __________________

                                                    Shares: ____________________

                                                    Date: ______________________



                              NON-QUALIFIED STOCK
                                OPTION AGREEMENT

                   Under the T/SF Communications Corporation
                           1994 Incentive Stock Plan
                           -------------------------


          THIS AGREEMENT, made and entered into as of __________________, by and between T/SF Communications Corporation, a Delaware corporation (hereinafter the "Company"), and the below named key full-time officer or employee (hereinafter the "Optionee");

          WITNESSETH:

          WHEREAS, in consideration of the presently existing employment relationship between the Company and the Optionee, and as an additional inducement to Optionee to remain in the employ of the Company and in order to provide a means for Optionee to acquire a proprietary interest in the Company, it is agreed between the Company and Optionee as follows:

     1.   The following are definitions of certain terms as used in this Option
Agreement:

          (a) "Plan" shall mean the T/SF Communications Corporation 1994 Incentive Stock Plan, including any amendments thereto.

          (b) "Optionee" shall mean ______________________.

          (c) "Option Shares" shall mean __________ shares of the $.10 par value Common Stock of the Company.

          (d) "Expiration Date" shall mean _________________.

          (e) "Exercise Price" shall mean $______ per share.

          (f) "Committee" shall mean the Committee provided for in the Plan.

     2. The Company hereby grants to Optionee, subject to the provisions hereinafter contained, the right and option to purchase all or any part of the Option Shares on or before the Expiration Date; provided, however, that said option shall mature and first become exercisable on _________________. No exercise as to a portion of the Option Shares shall preclude a later exercise or exercises as to additional portions of the Option Shares. The option shall be exercisable only (i) as provided in paragraph 3(b) hereof, (ii) during such time as the Optionee remains in the employ of the Company, (iii) in the event of disability (as defined in the Plan) during employment, until the earlier of the Expiration Date or one year after the Optionee's death, or (iv) in the event of death during employment, until the earlier of one year after the Optionee's death or the Expiration Date; provided, however, that in the event of disability or death, such option shall be exercisable only if such disability or death occurred on or after _____________.

     3. The foregoing option shall be subject to the following terms and conditions:

          (a) PRICE.  The price to be paid for each of the Option Shares with
              -----
     respect to which the option is exercised, shall be the Exercise Price.

          (b) EXERCISE OF OPTION.  The option to purchase the Option Shares
              ------------------
     shall be exercisable as specified herein and in the Plan. Payment of the Exercise Price for the number of shares as to which the option is being exercised shall be, at the discretion of Optionee, (i) by cash and in full on the date of exercise, (ii) by the delivery of shares of Common Stock having a Fair Market Value equal to the full amount of the Exercise Price
     (iii) by the withholding by the Company from the shares of Common Stock issuable upon exercise that number of shares having a Fair Market Value equal to the full amount of the Exercise Price, or (iv) by a combination of such methods. The option shall not be exercisable with respect to fractions of a share.

          (c) NOTICE OF EXERCISE.  Each exercise of the option herein granted
              ------------------
     shall be by written notice to the Company.

          (d) INVESTMENT REPRESENTATION.  If stock issued pursuant to exercise
              -------------------------
     of this option has not been registered under the Securities Act of 1933, as amended, and in the opinion of counsel for the Company such stock can be issued without such registration only in a so-called "private placement" (i.e., "transactions by an issuer not involving any public offering"
     -----
     exempted by Section 4(a) of said Act, so that such stock constitutes so-called "investment stock"), Optionee agrees to represent and warrant in writing at the time of any exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, and further agrees that shares so acquired may be appropriately legended and will be sold or transferred only in accordance with the rules and regulations of the Securities and Exchange Commission or any applicable law, regulation, or rule of any governmental agency.

          (e) TAXES.  Optionee shall pay all original issue or transfer taxes
              -----
     and all other fees and expenses incident to the issue, transfer, or delivery of stock pursuant to this option.

          (f) NONASSIGNABILITY.  The option herein granted shall be exercisable
              ----------------
     during Optionee's lifetime only by him, and shall not be assigned, transferred, pledged, hypothecated, sold or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any such assignment, transfer, pledge, hypothecation, sale or other disposition being void and of no effect; provided, however, that said option shall be transferable by will or the laws of descent and distribution.

          (g) NO RIGHTS UNTIL ISSUE.  No right to vote or receive dividends or
              ---------------------
     any other rights as a stockholder shall exist with respect to the Option Shares, notwithstanding the exercise of an option, until the issuance of the stock certificates for such shares to the Optionee.

          (h) ANTI-DILUTION.  In the event of a merger, consolidation,
              -------------
     reorganization, recapitalization, stock dividend, "split-up" or other change in the corporate structure or capitalization of the Company, the number of Option Shares and the Exercise Price shall be subject to appropriate adjustments.

Said option is also subject to, and by accepting and executing this Agreement Optionee agrees to be bound by, all of the terms, provisions, limitations and conditions of the Plan.

     4. The Committee may elect to cancel the option at any time due to serious actions of the Optionee deemed inimical to the best interests of the Company.

     5. Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof and hereby accepts the option represented hereby subject to all such terms and provisions. Optionee hereby authorizes the Company to withhold in accordance with applicable law from any compensation payable to him any income taxes required to be withheld by Federal, state or local law as a result of the exercise of this option and agrees that payment of such withholding taxes shall be a condition precedent to the exercise of any option hereunder.

     6. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, trustees, successors and assigns.

          EXECUTED as of the day and year first above written.


                                    T/SF COMMUNICATIONS CORPORATION


                                    By
                                       ----------------------------------------
                                    Title:
                                           ------------------------------------


                                    -------------------------------------------
                                    Optionee: